Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AAR CORP.:

We consent to the incorporation by reference in the registration statements (Nos. 333-214445, 333-191915, 333-152594,  333-26093, and 333-219376) on Form S-8 of AAR CORP. of our reports dated July 18, 2019, with respect to the consolidated balance sheets of AAR CORP. and subsidiaries (the Company) as of May 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended May 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of May 31, 2019, which reports appear in the May 31, 2019 annual report on Form 10-K of AAR CORP.

Our report dated July 18, 2019, on the consolidated financial statements, refers to the Company’s change in its method of accounting for revenue from contracts with customers effective June 1, 2018, due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), and its subsequent amendments.

Our report dated July 18, 2019, on the effectiveness of internal control over financial reporting as of May 31, 2019, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of May 31, 2019 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses have been identified and included in management’s assessment related to the ineffective design, implementation and operation of (i) internal controls over the existence of inventories subject to the Company’s cycle counting program; (ii) information technology general controls (ITGCs) over IT applications, networks, operating systems and databases that are relevant to the preparation of the Company’s financial statements; and (iii) internal controls over changes to the Company’s vendor data master file that are required to safeguard the Company’s funds and prevent or timely detect unauthorized payments. The material weaknesses described above arose because the Company did not have an effective continuous risk assessment process that successfully identified and assessed risks of misstatement, including risks of unauthorized acquisition, use or disposition of assets, to ensure controls were designed and implemented to respond to those risks. Additionally, the material weaknesses in ITGCs and vendor payment information also arose due to ineffective training of Company resources in the areas of IT and cyber security and the use of third-party service organizations.

/s/ KPMG LLP

Chicago, Illinois
July 18, 2019